                                                                EXHIBIT 10(b)

              DESIGN, DEVELOPMENT SERVICES AND PRODUCTION AGREEMENT


         This agreement ("AGREEMENT"), effective as of the ______ day of __________, 1996 ("EFFECTIVE DATE") is by and between Rainbow Technologies, Inc. ("RAINBOW") and National Semiconductor Corporation ("NATIONAL"). This AGREEMENT will be valid until May 31, 1999. NATIONAL and RAINBOW may be referred to under this AGREEMENT as a "PARTY" or the "PARTIES".

         WHEREAS, RAINBOW has expertise in the fields of software protection and anti-piracy devices for information technology applications; and

         WHEREAS, NATIONAL provides technical and design services related to the design, development, and manufacture of integrated circuits; and

         WHEREAS, RAINBOW wishes to engage the technical and design service capabilities of NATIONAL to obtain the design, development and production of an integrated circuit hereinafter referred to as the "SuperPro_NS" or "RAINBOW ASIC"; and

         WHEREAS, the SuperPro_NS integrated circuit will be designed using NATIONAL's 0.65 micron CMOS EEPROM process, and later, when economically feasible, will be migrated to NATIONAL's 0.4 micron CMOS EEPROM process;

         Now, THEREFORE, the PARTIES agree as follows:

DEFINITIONS

         "ATE" shall mean automatic test equipment.

         "DESIGN DATABASE" shall include the net list, GDSII tape, maskworks, and ATE program prepared under the DEVELOPMENT PROJECT, but shall exclude any patent, copyrights, or trade secrets related to NATIONAL's cells or subcells.

         "DEVELOPMENT PROJECT" shall mean the work performed under this AGREEMENT in preparation to manufacture the ASIC. (See APPENDIX A).

         "DEVELOPMENT WORK" shall mean the work performed by NATIONAL for the DEVELOPMENT PROJECT.

         "k", if located immediately after any number, shall denote one thousand
         (1000). (E.g., $60k shall mean $60,000 and 100k shall mean 100,000).

         "NRE" shall mean any non-recurring engineering expense.

         "PHASE" shall mean any phase of the DEVELOPMENT PROJECT.

         "PROPRIETARY INFORMATION" shall mean all information delivered under this AGREEMENT and marked confidential (as set forth in section 3.01) that is not PUBLIC INFORMATION.

         "PUBLIC INFORMATION" shall include: (a) published data sheets; (b) published specifications; (c) published technical writings; and (d) information in the public domain.

         "INTELLECTUAL PROPERTY" shall include: (a) inventions and improvements conceived, as those terms are used before the United States Patent Office; (b) patents; (c) mask works; (d) copyrights; and (e) trade secrets.

         "RAINBOW ASIC" shall mean the SUPERPRO_NS, which is identified by RAINBOW as part number 104669.


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1.0      DEVELOPMENT

         1.01     DEVELOPMENT PROJECT
         A description of each PHASE of the DEVELOPMENT PROJECT is attached as APPENDIX A. NATIONAL will use its reasonable best efforts to complete the DEVELOPMENT WORK in accordance with the schedule set forth in APPENDIX A.

         1.02     SPECIFICATIONS
         RAINBOW will furnish NATIONAL with the desired specifications for the RAINBOW ASIC. NATIONAL will review the submitted specifications and request any modifications it deems appropriate. The PARTIES will agree to the final specifications for the RAINBOW ASIC and attach these specifications as APPENDIX B.

         1.03     RAINBOW'S RESPONSIBILITIES
         RAINBOW shall provide NATIONAL the following information with respect to the RAINBOW ASIC:

         A.       specifications including but not limited to APPENDIX B;

         B. schematic files and net list files required to complete the DEVELOPMENT PROJECT; and

         C. supply test vectors and testing information required for NATIONAL to create the functional tests and electrical parametric tests (that is, test programs) for production ATE.

         1.04     NATIONAL'S RESPONSIBILITIES
         NATIONAL shall perform responsibilities in accordance with APPENDIX A. RAINBOW shall signify acceptance of completion of each PHASE by providing NATIONAL a signed copy of APPENDIX A at the appropriate PHASE transaction date. RAINBOW shall indicate an unsatisfactory PHASE completion by a description of the non-conformity. Specifically, NATIONAL shall, in addition to other obligations under this AGREEMENT:

         A. supply design notebook(s) which contain all simulations, Device sizes, schematics, etc., that meet RAINBOW document control requirements;

         B. supply Calma GDSII compatible data base tape and a complete data base for the RAINBOW ASIC when completed by NATIONAL (electronic version of 1.04, A.);

         C. characterize, to the Specification, a five piece sample of the RAINBOW ASIC (in accordance with standard practice) and provide RAINBOW the findings resulting from the analysis of first silicon;

         D. thoroughly analyze (in accordance with standard practice) the RAINBOW characterization report and data resulting from RAINBOW's analysis of first silicon;

         E. upon completion of the analysis in C. and D. and after receiving information concerning design errors (if any) from RAINBOW, make any mutually agreed upon design corrections as outlined in sections 2.01 and 2.02;

         F.       generate Test Programs for the production ATE; and

         G.       manage the production and deliveries of any RAINBOW ASIC.

         H. provide deliverables in a timely manner as set forth in APPENDIX D, RAINBOW ASIC development schedule.

         I. provide a written report describing the results from production qualification of the RAINBOW ASIC.

         1.05     ADDITIONAL NATIONAL RESPONSIBILITIES
         NATIONAL shall provide technical, engineering and developmental services resulting in the delivery of ten, (10), prototypes of the RAINBOW ASIC properly tested and packaged. (the "Tested Prototypes"). RAINBOW will have thirty (30) days to accept or reject the Tested Prototypes. If RAINBOW accepts, then RAINBOW's notice of acceptance will be in the form attached as APPENDIX C. If a written notice of rejection is not received by NATIONAL within thirty (30) days of shipment of the Tested Prototypes, the Tested Prototypes will be deemed to have been accepted by RAINBOW.

         NATIONAL will deliver additional prototypes of the RAINBOW ASIC at $____ per unit within 4 weeks after RAINBOW places a purchase order for such prototypes. The quantities of the prototypes will not exceed 750 pieces. If for any reason, including but not limited to wafer yield or wafer foundry capacity restraints, NATIONAL cannot deliver the additional prototypes of the RAINBOW ASIC within the 4 week schedule, then NATIONAL will immediately notify RAINBOW of any new quantities and delivery schedule.

         1.06     DEVELOPMENT CHARGE AND PAYMENT SCHEDULE
         In full payment for the design, development and layout work to be performed for the DEVELOPMENT PROJECT, NATIONAL shall be paid a NRE for the RAINBOW ASIC.

         Non Recurring Engineering expense payments are due and payable upon the acceptance by RAINBOW of each PHASE as described in section 1.04, and the milestone schedule shown in APPENDIX A.

         1.07     CHANGES
         A. In the event RAINBOW desires to change the Specifications for the DEVELOPMENT PROJECT, a request for change will be submitted in writing to NATIONAL, and NATIONAL will estimate the additional time and development costs necessary to implement any requested change. RAINBOW must approve of the additional cost and development time.

         B. Upon receipt of RAINBOW's written approval, implementation of the change will proceed and any additional cost will be paid by RAINBOW. The Specifications will be amended to reflect any change, and the DEVELOPMENT PROJECT will be modified as necessary.

         C. In order to facilitate proper financial control, NATIONAL has provided the above fixed price quotation based on detailed estimates of NATIONAL's efforts to complete this project. It is anticipated that RAINBOW may require additional services during or after completion of the DEVELOPMENT PROJECT, which may affect cost or schedule. If RAINBOW (or its contract manufacturer) requests any assistance from NATIONAL, then NATIONAL will use its reasonable best efforts to provide such additional services charges will be billed based on the actual time expended by each individual assigned to the project. Additional charges are payable on Net 30 day terms.

                  NATIONAL's current billing rate for senior engineers is __________________ ($_______) per hour.

         D. NATIONAL will bill RAINBOW for actual expenses of out of town travel requested or previously approved by RAINBOW. All travel expenses shall be paid by RAINBOW on thirty (30) day net terms, from the date of invoice. Travel will be at coach or standard room rates, unless these accommodations are not available within the time constraints, in which case the next available higher level of travel or accommodations will be used.


2.0      WARRANTY, REMEDIES

         2.01     WARRANTY OF DESIGN INTEGRITY
         NATIONAL warrants that all or part of the RAINBOW ASIC designs and other material delivered by NATIONAL to RAINBOW under this AGREEMENT (hereinafter, "WARRANTED INFORMATION") shall be free of design rule defects and layout defects; will be logically correct, and will be consistent with acceptable engineering practices.

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NO WARRANTIES, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXIST WITH RESPECT TO ANY PRODUCTS OR SERVICES PURCHASED UNDER THIS AGREEMENT AND THEREFORE ALL SUCH WARRANTIES ARE EXPRESSLY EXCLUDED.

         2.02     REMEDY
         In the event RAINBOW rejects WARRANTED INFORMATION, NATIONAL shall, at NATIONAL's expense, promptly correct any defects which RAINBOW has identified.

         2.03     WARRANTY OF RAINBOW ASIC PERFORMANCE
         NATIONAL hereby warrants that any RAINBOW ASIC delivered in the production PHASE will perform according to the electrical requirements defined by the Specifications and the functional requirements defined by the RAINBOW-approved production test program for a period of twelve
         (12) months following the delivery thereof (the "WARRANTY PERIOD"). Notwithstanding the foregoing, NATIONAL does not warrant failure in the RAINBOW ASIC due to storage or handling by RAINBOW, its subcontractors or agents which does not conform to the industry standards set forth for storage and handling.

         2.04     REMEDY OF RAINBOW ASIC PERFORMANCE
         During the WARRANTY PERIOD, NATIONAL will repair or replace any defect in any RAINBOW ASIC which fails to perform in accordance with the RAINBOW-approved production test program. NATIONAL will perform its warranty obligations within one hundred (100) days after RAINBOW notifies NATIONAL of any defect in any RAINBOW ASIC.

         2.05     WARRANTY OF TITLE, INDEMNIFICATION
         NATIONAL, at its own expense, will indemnify, hold RAINBOW harmless and defend any action brought against RAINBOW to the extent that it is based on a claim that any NATIONAL property or any NATIONAL designed material infringes any United States (or former COCOM member country) patent, copyright, trade secret, or other proprietary right, provided that NATIONAL is immediately notified in writing of such claim. NATIONAL shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall RAINBOW settle any such claim, lawsuit or proceeding without NATIONAL's prior written approval.

         RAINBOW, at its own expense, will indemnify, hold NATIONAL harmless and defend any action brought against NATIONAL to the extent that it is based on a claim that RAINBOW property and/or RAINBOW designed material infringes any United States (or former COCOM member country) patent, copyright, trade secret, or other proprietary right, provided that RAINBOW is immediately notified in writing of such claim. RAINBOW shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall NATIONAL settle any such claim, lawsuit, or proceeding without RAINBOW's prior written approval.


3.0      INTELLECTUAL PROPERTY MATTERS

         3.01     PROPRIETARY INFORMATION
         Any PROPRIETARY INFORMATION to be transferred by one PARTY to the other PARTY under this AGREEMENT shall be marked "confidential", "proprietary" or by words of similar import. If any PROPRIETARY INFORMATION is disclosed in an oral manner, the disclosing PARTY will inform the other PARTY at the time of disclosure of such information's proprietary nature, and confirm the same in writing to the receiving PARTY within thirty (30) days. The PARTIES agree to hold PROPRIETARY INFORMATION in confidence and to exert the same effort to prevent disclosure thereof as it would regarding its own proprietary information but in no less than a reasonable degree of care. The PARTIES agree to not disclose any PROPRIETARY INFORMATION without written authority. The obligations of this paragraph shall terminate with respect to any portion of the received PROPRIETARY INFORMATION:
         (a) known prior to receipt; (b) becoming known through no act or failure to act by either PARTY; or (c) furnished to third parties without restriction on disclosure; or (d) independently developed by the PARTY receiving the PROPRIETARY INFORMATION.

         3.02     OWNERSHIP OF INTELLECTUAL PROPERTY
         All INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired by one PARTY (alone or jointly with another party) outside the scope of the DEVELOPMENT PROJECT shall remain the sole and exclusive property of such PARTY.

         Except for the RAINBOW ASIC net list and maskworks, any INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired solely by NATIONAL under the DEVELOPMENT PROJECT shall be the exclusive property of NATIONAL. Any RAINBOW ASIC net list or maskworks shall be owned solely by RAINBOW. INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired solely by RAINBOW under the DEVELOPMENT PROJECT shall be the exclusive property of RAINBOW.

         INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired jointly, as those terms are used before the United States Patent Office, by both PARTIES under the DEVELOPMENT PROJECT shall be jointly owned by both PARTIES. Each PARTY shall have the right to exploit and licenses JOINT INTELLECTUAL PROPERTY without accounting to the other PARTY.

         In furtherance of the foregoing: (a) except for those licenses granted under section 3.03, no patent or software licenses of any kind are granted or implied under this AGREEMENT; and (b) no RAINBOW ASIC unit shall be transferred or sold to any third party without RAINBOW's signed and written permission.

         3.03     LICENSE GRANT
         Upon full payment of all development charges, RAINBOW will be granted a fully paid, perpetual, non-exclusive, license to:

         A. use the NATIONAL DESIGN DATABASE to have RAINBOW ASIC units produced for the benefit of RAINBOW by a third party vendor in the event that NATIONAL: (i) breaches this AGREEMENT; (ii) is unwilling or unable to produce and deliver an order of RAINBOW ASIC units ordered by RAINBOW; or (iii) upon the occurrence of an event described in section 12.0; and

         B. use and include the RAINBOW ASIC designed and manufactured under this AGREEMENT in any current or future RAINBOW products.


4.0      PRODUCTION

         4.01     PRODUCTION QUANTITIES
         RAINBOW agrees to provide NATIONAL with schedules detailing requested deliveries of the RAINBOW ASIC units one hundred twenty (120) days in advance. RAINBOW's order will be acknowledged with detailed quantity and delivery schedules. Terms and conditions of production deliveries shall be defined by the purchase agreements. The production pricing is shown below in section 4.02. Notwithstanding the detailed delivery schedule, NATIONAL agrees that RAINBOW has the right to extend the date of delivery of RAINBOW ASIC units scheduled to occur more than 90 days from the date RAINBOW informs NATIONAL of the extended date. The pricing below reflects no amortization.

         4.02     PRODUCTION PRICING
         Both PARTIES agree to the two scenarios described below, section 4.03 and section 4.04. These scenarios apply relative to the final die size reached after the best design effort has been expended by NATIONAL. In addition, if NATIONAL determines during the design effort that it cannot attain either scenario 4.03 or scenario 4.04, NATIONAL may exercise its option under section 8.01 to terminate the DEVELOPMENT PROJECT and this AGREEMENT. In this case, any NRE paid to NATIONAL by RAINBOW will be refunded to RAINBOW.

               SCENARIO 4.03 PRODUCTION PRICE WITH LARGE DIE SIZE

The price for the RAINBOW ASIC units are as follows:

RAINBOW ASIC:
Die Size:                                   8,500 square mils maximum
Package:                                    20 pin 208 mil wide body SSOP

                                            PACKAGED UNIT PRICE
   o first 10k units                        $____ per unit
   o up to 100k units per year              $____ per unit
   o up to 200k units per year              $____ per unit
   o up to 400k units per year              $____ per unit

                                            WAFFLE-PACK DIE PRICE            TESTED-WAFER DIE PRICE
   o first 10k die                          $____ per unit                   $____ per unit
   o up to 200k die per year                $____ per unit                   $____ per unit
   o up to 400k die per year                $____ per unit                   $____ per unit
   o up to 800k die per year                $____ per unit                   $____ per unit

         NATIONAL agrees to renegotiate this pricing structure toward lower pricing based on a sliding scale in the event the die size achieved is smaller than 8,500 square mils. (e.g., the price would be $____ per unit for an 8000 square mils die if 800k units were delivered).

         The NRE under this scenario is agreed to be $334k per APPENDIX A.

               SCENARIO 4.04 PRODUCTION PRICE WITH SMALL DIE SIZE

The unit price for the RAINBOW ASIC units are as follows:

RAINBOW ASIC
Die Size:                                   7,500 square mils or less
Package:                                    20 pin 208 mil wide body SSOP

                                            PACKAGED UNIT PRICE
   o first 10k units                        $____ per unit
   o up to 100k units per year              $____ per unit
   o up to 200k units per year              $____ per unit
   o up to 400k units per year              $____ per unit

                                            WAFFLE-PACK DIE PRICE            TESTED-WAFER DIE PRICE
   o first 10k die                          $____ per unit                   $____ per unit
   o up to 200k die per year                $____ per unit                   $____ per unit
   o up to 400k die per year                $____ per unit                   $____ per unit
   o up to 800k die per year                $____ per unit                   $____ per unit

         Under this scenario NATIONAL agrees to hold the pricing to the $____ unit price at 800k quantities as a fixed pricing. In consideration thereof, RAINBOW agrees to pay the higher NRE of $____ per APPENDIX A.

         NATIONAL, at its option, may achieve a smaller die size than 7,500 square mils, thus potentially improving its profitability, while holding to the fixed pricing with RAINBOW.

5.0      PERFORMANCE TO SCHEDULE (PRODUCTION ORDERS)

         5.01     CONSIDERATION FOR LATE DELIVERY ON EXPEDITED LOTS
         RAINBOW shall be relieved of its obligation to pay an expedite fee if the expedited lot is one (1) day late based on the acknowledged delivery date from NATIONAL.


         5.02     SHIP AHEAD ALLOWANCE
         RAINBOW grants NATIONAL the right to ship product sixty (60) days ahead of the original delivery date as specified on the acknowledged purchase order.

         5.03     YIELD FALLOUT/RECOVERY PLAN
         NATIONAL shall start enough wafers to fulfill the quantities stated in an acknowledged purchase order from RAINBOW, regardless of the yield fallout from defective wafers within a production lot.

6.0      PRODUCTION ORDER DESCRIPTIONS

         6.01     PURCHASE ORDERS
         RAINBOW purchase orders are uncancelable and will explicitly state RAINBOW part numbers, NATIONAL part numbers, and RAINBOW ASIC descriptions and form of product delivery (i.e., packaged (SSOP), waffle pack, wafer, or membrane).


7.0      BUSINESS STRATEGY

         7.01     ESTABLISHING A SECOND MANUFACTURING LOCATION
         NATIONAL may, in its sole discretion, establish a second manufacturing location for RAINBOW ASIC production provided that it notifies RAINBOW in advance. RAINBOW will not be held accountable for the costs associated with starting a second manufacturing location.

         NATIONAL will perform the necessary tasks to establish the manufacturing capability at a second location if RAINBOW exercises this option by payment of ______________________ ($_________) to NATIONAL.

         The RAINBOW ASIC unit price shall not increase, regardless of where the manufacturing takes place. Pricing shall be renegotiated if more favorable cost structures are available at another site.

         7.02     DISCONTINUANCE OF MANUFACTURING
         If NATIONAL decides to discontinue manufacturing the RAINBOW ASIC, NATIONAL must notify RAINBOW in writing at least twelve (12) months in advance. NATIONAL will allow RAINBOW a "last buy" purchase order to cover the twelve (12) month period prior to the discontinue date. Furthermore, NATIONAL will provide reasonable assistance to transition the manufacturing of the product to an alternate supplier.

8.0      CANCELLATION
If either PARTY materially breaches this AGREEMENT, the other PARTY may, upon thirty (30) days written notice of such breach or default, cancel its remaining obligations under this AGREEMENT. In no event shall NATIONAL be liable for delay in the rendering of services under this AGREEMENT due to causes beyond its reasonable control, including by way of illustration, but not limited to, acts of God, acts of civil or military authority, fire, or inability's due to causes beyond NATIONAL's reasonable control to obtain necessary labor, materials, facilities, or services. In the event of such a delay, the dates of performance under this AGREEMENT shall be deferred for a period equal to the time lost by reason of the delay. Notwithstanding such event or delay, RAINBOW may, if so desires, exercise its rights under section 8.01. In the event that this AGREEMENT is terminated, each PARTY shall return all PROPRIETARY INFORMATION and works in progress received from the other PARTY.

         8.01     TERMINATION FOR CONVENIENCE OR FOR DEFAULT
         RAINBOW shall have the right, upon giving thirty (30) days written notice, to terminate the DEVELOPMENT PROJECT at any time. In the event of such termination, RAINBOW's total liability to NATIONAL shall be payment for the then current accumulated charges, including charges that were to be amortized and were expended.

         NATIONAL shall have the right, upon giving thirty (30) days written notice, to terminate the Development project. If this AGREEMENT is terminated by NATIONAL, then NATIONAL will return to RAINBOW any and all development charges that have already been paid at the time of termination. In such instance, NATIONAL will have no further liability.

         This AGREEMENT will terminate upon the termination of the DEVELOPMENT PROJECT. Section 3.0, however, will survive the termination of this AGREEMENT.


9.0      INTEGRATION
This AGREEMENT constitutes the entire agreement between the PARTIES relating to the subject matter contained within this AGREEMENT. This AGREEMENT supersedes and repeals all previous negotiations or understanding between the PARTIES relating to this subject matter.


10.0     MISCELLANEOUS

         10.01    MODIFICATION
         This AGREEMENT may not be modified, altered, changed or amended in any respect unless done so in writing and signed by both PARTIES.

         10.02    ASSIGNMENT OF AGREEMENT
         NATIONAL may only assign this AGREEMENT or any portion hereof to an affiliate of NATIONAL with prior written authorization from RAINBOW.

         In the event that NATIONAL is unable to perform all or part of this AGREEMENT, NATIONAL may only transfer its obligations with the RAINBOW's prior written authorization.

         10.03    SUBCONTRACTING
         If NATIONAL assigns or subcontracts its obligations, NATIONAL will remain liable for the performance of this AGREEMENT. If NATIONAL enters any separate agreement with a subcontractor, such agreement shall: (a) acknowledge that any INTELLECTUAL PROPERTY in any RAINBOW ASIC is owned as set forth in section 3.0 of this AGREEMENT; and (b) protect PROPRIETARY INFORMATION as set forth in section 3.01.

         10.04    ACCESS TO PEOPLE AND INFORMATION
         RAINBOW reserves the right to have technical or quality personnel witness the development and manufacturing processes, and to perform any necessary verification audits to assure the quality of the deliverable items. This includes, but is not limited to, access to quality and wafer process data and personnel. RAINBOW shall provide adequate advanced notice to NATIONAL's designated program manager who will arrange the logistics for such meetings.


11.0     NOTICE
Any notices delivered under this AGREEMENT, shall be in writing and addressed as follows:

National Semiconductor Corp.                            Rainbow Technologies
1120 Kifer Rd.                                          50 Technology Dr.
MS 10-225                                               Irvine, CA  92718
Sunnyvale, CA  94086-3737                               Attn:  Rudy Goetz
Attn:  Roger Thompson

12.0     BANKRUPTCY
Notwithstanding the provisions of section 4.0, if either PARTY files a petition in bankruptcy or is adjudicated a bankrupt, or commits an act of bankruptcy, or if a petition in bankruptcy is filed against it, or if it makes an arrangement pursuant to any bankruptcy or insolvency law, or if it discontinues its business, or if a receiver is appointed for it or its business, then the other PARTY shall, without further notice, have the immediate right to terminate this AGREEMENT and enter upon the other PARTY's premises to repossess and remove (i) any works in progress in connection with this AGREEMENT and (ii) any Proprietary Property. In the event that NATIONAL files a petition, NATIONAL will return any of the RAINBOW ASIC designs that are RAINBOW property.


13.0     FURTHER ACTIONS
At any time and from time to time, each PARTY agrees, without further consideration, to take such actions and to execute and deliver such documents as the other PARTY may reasonably request as necessary to effectuate the purposes of this AGREEMENT.

14.0 GOVERNING LAW THIS AGREEMENT AND ITS PERFORMANCE SHALL BE GOVERNED BY, SUBJECT TO, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, USA.


15.0     GENERAL LIMITATIONS OF LIABILITY
In no event, whether as a result of breach of this AGREEMENT or otherwise, shall either PARTY be liable to the other for loss of profit or revenue, loss of goodwill, claims of customers, or special, consequential or punitive damages of any nature.


16.0     EXPORT CONTROL
Both PARTIES shall adhere to all applicable laws, regulations and rules relating to the export of technical data to any proscribed country listed in such applicable laws, regulations and rules of the United States. The obligations under this section 16.0 shall survive the termination or expiration of this AGREEMENT.


17.0     SIGNATURE
IN WITNESS WHEREOF, the PARTIES have had this AGREEMENT executed by their respective authorized officers on the date(s) written below with the intent that they be legally and equitably bound by its terms. This AGREEMENT shall not be enforceable until stamped and initialed below by NATIONAL's Intellectual Property Group.

NATIONAL SEMICONDUCTOR CORP.


By: ______________________________
                                                       ______________________
Title: ___________________________                     National IP Stamp Date


__________________________________
RAINBOW TECHNOLOGIES, INC.

By: ______________________________
                                                                Date
Title: ___________________________                     ______________________